EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Rogers Corporation of our reports dated March 9, 2005, with respect to the consolidated financial statements of Rogers Corporation, Rogers Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rogers Corporation included in the 2004 Annual Report to Shareholders of Rogers Corporation.

Our audits also included the financial statement schedule of Rogers Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-84992, 33-21121, 33-38219, 33-38920, 33-64314, 33-44087,
33-53353,  333-14419,  333-42545,  333-50901,  and  333-59634  and  Form S-3 No.
33-53369) pertaining to various stock option plans, employee savings plans, employee stock ownership plans, and stock grants of Rogers Corporation of our reports dated March 9, 2005, with respect to the consolidated financial statements of Rogers Corporation, Rogers Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rogers Corporation incorporated by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended January 2, 2005.




                                                ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 2005